Exhibit 10(b)

ESCROW AGREEMENT

ATLAS RESOURCES PUBLIC #17-2008(B) L.P.

ATLAS RESOURCES PUBLIC #17-2008(B) L.P.

ESCROW AGREEMENT

THIS AGREEMENT is made to be effective as of ______________, 2008, by and among Atlas Resources, LLC, a Pennsylvania limited liability company (the “Managing General Partner”), Anthem Securities, Inc., a Pennsylvania corporation (“Anthem”), the “Dealer-Manager,” Atlas Resources Public #17-2008(B) L.P., a Delaware limited partnership (the “Partnership”) and National City Bank, as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Managing General Partner intends to offer publicly for sale to qualified investors (the “Investors”) up to 23,645 investor general partner interests and up to 9.1 limited partner interests in the Partnership (the “Units”).

WHEREAS, each Investor will be required to pay his subscription in full on subscribing by check or wire (the “Subscription Proceeds”).

WHEREAS, the cost per Unit will be $10,000 subject to certain discounts of up to 10% ($1,000 per Unit) for sales to the Managing General Partner, its officers, directors and affiliates, registered investment advisors and their clients, Selling Agents and their registered representatives and principals, and investors who buy Units through the officers and directors of the Managing General Partner. Larger subscriptions are permitted in $1,000 increments.

WHEREAS, the Managing General Partner and Anthem have executed an agreement (“Anthem Dealer-Manager Agreement”) under which Anthem will solicit subscriptions for Units in all states on a “best efforts” “all or none” basis for Subscription Proceeds of $2,000,000 and on a “best efforts” basis for the remaining Units on behalf of the Managing General Partner and the Partnership and under which Anthem has been authorized to select certain members in good standing of the Financial Industry Regulatory Authority (“FINRA”), previously known as the National Association of Securities Dealers, Inc., to participate in the offering of the Units (“Selling Agents”).

WHEREAS, the Anthem Dealer-Manager Agreement, the “Dealer-Manager Agreement,” provides for compensation to the Dealer-Manager to participate in the offering of the Units, subject to the discounts set forth above for certain Investors, which compensation includes, but is not limited to, for each Unit sold:

•	a 2.5% Dealer-Manager fee;

•	a 7% sales commission; and

•	an up to .5% reimbursement of the Selling Agents’ bona fide due diligence expenses;

all or a portion of which will be reallowed to the Selling Agents and wholesalers.

WHEREAS, under the terms of the Dealer-Manager Agreement the Subscription Proceeds are required to be held in escrow subject to the receipt and acceptance by the Managing General Partner of the minimum Subscription Proceeds of $2,000,000, excluding any optional subscription by the Managing General Partner, its officers, directors, and Affiliates.

WHEREAS, the Units may also be offered and sold by the officers and directors of the Managing General Partner without receiving a sales commission or other compensation on their sales.

WHEREAS, no subscriptions to the Partnership will be accepted after the “Offering Termination Date,” which is the first to occur of either:

•	receipt of the maximum Subscription Proceeds of $236,541,000; or

•	December 31, 2008.

WHEREAS, to facilitate compliance with the terms of the Dealer-Manager Agreement and Rule 15c2-4 adopted under the Securities Exchange Act of 1934, the Managing General Partner and the Dealer-Manager desire to have the Subscription Proceeds deposited with the Escrow Agent and the Escrow Agent agrees to hold the Subscription Proceeds under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

1.
Appointment of Escrow Agent. The Managing General Partner, the Partnership, and the Dealer-Manager appoint the Escrow Agent as the escrow agent to receive and to hold the Subscription Proceeds deposited with the Escrow Agent by the Dealer-Manager and the Managing General Partner under this Agreement, and the Escrow Agent agrees to serve in this capacity during the term and based on the provisions of this Agreement.

2.
Deposit of Subscription Proceeds. Pending receipt of the minimum Subscription Proceeds of $2,000,000, the Dealer-Manager and the Managing General Partner shall deposit the Subscription Proceeds of each Investor to whom they sell Units with the Escrow Agent and shall deliver to the Escrow Agent a copy of the “Subscription Agreement,” which is the execution and subscription instrument signed by the Investor to evidence his agreement to purchase Units in the Partnership and mailing address and wire transfer account number information, if any. In this regard, the Selling Agents shall promptly transmit any and all checks received by them from Investors and the original executed Subscription Agreement to the Dealer-Manager by noon of the next business day following receipt of the check by them. By noon of the next business day following the Dealer-Manager’s receipt of the check and the original executed subscription documents, the Dealer-Manager shall transmit the check and a copy of the executed Subscription Agreement and mailing address to the Escrow Agent. In the event of a wire transfer, the wire transferred funds will be sent directly from the subscriber to the Escrow Agent and the Subscription Agreement, along with the wire transfer account number information will be sent as set forth above.

Payment for each subscription for Units shall be in the form of a check or wire made payable to the Escrow Agent as follows: “National City Bank, Escrow Agent, Atlas Resources Public #17-2008(B) L.P.,” pending receipt of the Partnership’s minimum Subscription Proceeds of $2,000,000.

3.
Investment of Subscription Proceeds. The Subscription Proceeds in the escrow account (“Escrow Account”) shall be deposited in an interest bearing account maintained by the Escrow Agent as directed by the Managing General Partner. This may be a savings account, bank money market account, short-term certificates of deposit issued by a bank, or short-term certificates of deposit issued or guaranteed by the United States government. The interest and income earned shall be added to the Subscription Proceeds and disbursed in accordance with the provisions of Paragraph 4 or 5 of this Agreement, as the case may be.

4.	Distribution of Subscription Proceeds. If the Escrow Agent:

(a)
receives proper signed written Distribution of Subscription Proceeds notice from an authorized officer of the Managing General Partner that at least the minimum Subscription Proceeds of $2,000,000 have been received and accepted by the Managing General Partner; and

(b)	determines that Subscription Proceeds for at least $2,000,000 are Distributable Subscription Proceeds;

then the Escrow Agent shall promptly release and distribute to the Managing General Partner the Distributable Subscription Proceeds plus any interest paid and investment income earned on the Subscription Proceeds while held by the Escrow Agent in the escrow account (“Initial Distribution”). For purposes of the Agreement, “Distributable Subscription Proceeds” are Subscription Proceeds which have been deposited in the escrow account (1) by wire transfer; and (2) by check, but in the case of checks only after a three day period from the date of deposit.

After the occurrence of 4(a) and (b) above, Escrow Agent will provide a letter to the Managing General Partner confirming receipt of checks and/or wires representing Subscription Proceeds totaling at least $2,000,000 have been received and the anticipated date the funds will be considered Distributable Subscription Proceeds.

After the initial distribution, any remaining Subscription Proceeds, plus any interest paid and investment income earned on the Subscription Proceeds while held by the Escrow Agent in the escrow account, shall be promptly released and distributed to the Managing General Partner by the Escrow Agent as the Subscription Proceeds become Distributable Subscription Proceeds after a 10 day period from the date of deposit.

The Managing General Partner shall immediately return to the Escrow Agent, upon written request by Escrow Agent, any Subscription Proceeds distributed to the Managing General Partner or refunded to an Investor to the extent that such Subscription Proceeds were paid by a check which is returned or otherwise not collected for any reason prior or subsequent to termination of this Agreement.

5.
Separate Partnership Account. During the continuation of the offering after the Partnership is funded with cleared Subscription Proceeds of at least $2,000,000 and the Escrow Agent receives the Distribution of Subscription Proceeds notice described in Paragraph 4 of this Agreement in good order, and before the Offering Termination Date, any additional Subscription Proceeds may be deposited by the Dealer-Manager and the Managing General Partner directly in a separate Partnership account which shall not be subject to the terms of this Agreement.

6.	Distributions to Subscribers.

(a)
If the Partnership is not funded as contemplated because less than the minimum Subscription Proceeds of $2,000,000 have been received and accepted by the Managing General Partner by twelve (12:00) p.m. (noon), local time, EASTERN STANDARD TIME on the Offering Termination Date, or for any other reason, then the Managing General Partner shall notify the Escrow Agent in writing, and the Escrow Agent promptly shall distribute to each Investor, for which Escrow Agent has (1) a copy of the Investor’s Subscription Agreement with mailing address and wire transfer information, (2) received Subscription Proceeds, and (3) become Distributable Subscription Proceeds, a refund check made payable to the Investor in an amount equal to the Subscription Proceeds of the Investor, plus any interest paid or investment income earned on the Investor’s Subscription Proceeds while held by the Escrow Agent in the Escrow Account.

(b)
If a subscription for Units submitted by an Investor is rejected by the Managing General Partner for any reason after such Subscription Proceeds relating to the subscription have been deposited with the Escrow Agent into the Escrow Account and the amount of time has passed which would usually be sufficient for Subscription Proceeds paid by check to have returned unpaid by the bank on which the check was drawn and after a three day period from the date of deposit, then the Managing General Partner promptly shall notify in writing, the Escrow Agent of the rejection, and the Escrow Agent shall promptly distribute to the Investor for which Escrow Agent has a copy of the Investor’s Subscription Agreement with mailing address and wire transfer information, (2) received Subscription Proceeds, and (3) become Distributable Subscription Proceeds, a refund check made payable to the Investor in an amount equal to the Subscription Proceeds of the Investor, plus any interest paid or investment income earned on the Investor’s Subscription Proceeds while held by the Escrow Agent in the escrow account.

(c)

7.
Compensation and Expenses of Escrow Agent. The Managing General Partner shall be solely responsible for and shall pay the compensation of the Escrow Agent for its services under this Agreement, as provided in Appendix 1 to this Agreement and made a part of this Agreement, and the charges, expenses, disbursements and advances (including any reasonable attorneys’ fees), and other out-of-pocket expenses incurred by the Escrow Agent in connection with the administration of the provisions of this Agreement. The Escrow Agent shall have no lien on the Subscription Proceeds deposited in the escrow account unless and until the Partnership is funded with cleared Subscription Proceeds of at least $2,000,000 and the Escrow Agent receives the proper written notice described in Paragraph 4 of this Agreement, at which time the Escrow Agent shall have, and is granted, a prior lien on any property, cash, or assets held under this Agreement, with respect to its unpaid compensation and nonreimbursed expenses, superior to the interests of any other persons or entities.

8.
Duties of Escrow Agent. The Escrow Agent shall not be obligated to accept any notice, make any delivery, or take any other action under this Agreement unless the notice or request or demand for delivery or other action is in writing and given or made by and signed by the Managing General Partner or an authorized officer of the Managing General Partner. In no event shall the Escrow Agent be obligated to accept any notice, request, or demand from anyone other than the Managing General Partner.

9.
Liability of Escrow Agent. The Escrow Agent shall not be liable for any damages, or have any obligations other than the duties prescribed in this Agreement in carrying out or executing the purposes and intent of this Agreement. However, nothing in this Agreement shall relieve the Escrow Agent from liability arising out of its own willful misconduct or gross negligence. The Escrow Agent’s duties and obligations under this Agreement shall be entirely administrative and not discretionary and shall under no circumstances be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall not be liable to any party to this Agreement or to any third-party as a result of any action or omission taken or made by the Escrow Agent in good faith. The parties to this Agreement will jointly and severally indemnify the Escrow Agent, hold the Escrow Agent harmless, and reimburse the Escrow Agent from, against and for, any and all liabilities, costs, damages, fees and expenses (including reasonable attorney’s fees) (collectively, “Losses”) the Escrow Agent may suffer or incur by reason of its execution and performance of this Agreement (including, but not limited to, Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part). Escrow Agent shall not be liable for any action taken and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The foregoing indemnities in this paragraph will survive the resignation or substitution of the Escrow Agent or the termination of this Agreement).

The Escrow Agent shall be protected in acting or refraining from acting upon any written notice, instruction, request, waiver, consent, authorization, or other paper or document furnished to it hereunder for which the Escrow Agent, in good faith, believes to be genuine, to have been signed or presented by the proper party or parties, and to be what it purports to be.

If there is any disagreement between any of the parties to this Agreement, or between them or any other person, resulting in adverse claims or demands being made in connection with this Agreement, or if the Escrow Agent, in good faith, is in doubt as to what action it should take under this Agreement, then the Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action under this Agreement, so long as the disagreement continues or the doubt exists. In any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act and the Escrow Agent shall be entitled to continue to so refrain from acting until the dispute is resolved by the parties involved.

National City Bank is acting solely as the Escrow Agent and is not a party to, nor has it reviewed or approved any agreement or matter of background related to this Agreement, other than this Agreement itself, and has assumed, without investigation, the authority of the individuals executing this Agreement to be so authorized on behalf of the party or parties involved. This Agreement sets forth all matters pertinent to the duties contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement.

10.
Resignation or Removal of Escrow Agent/Merger. The Escrow Agent may resign as such after giving thirty days’ prior written notice to the other parties to this Agreement. Similarly, the Escrow Agent may be removed and replaced after receiving thirty days’ prior written notice from the other parties to this Agreement. In either event, the duties of the Escrow Agent shall terminate thirty days after the date of the notice (or as of an earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) in its possession to a successor escrow agent appointed by the other parties to this Agreement as evidenced by a written notice filed with the Escrow Agent.

If the other parties to this Agreement are unable to agree on a successor escrow agent or fail to appoint a successor escrow agent before the expiration of thirty days following the date of the notice of the Escrow Agent’s resignation or removal, then the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief. Any resulting appointment shall be binding on all of the parties to this Agreement.

On acknowledgment by any successor escrow agent of the receipt of the then remaining balance of the Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account), the Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Agreement.

In the event that the bank acting as Escrow Agent merges or consolidates with another bank or sells or transfers all or substantially all of its assets or trust business, then the successor or resulting bank shall be the Escrow Agent hereunder without the necessity of further action or the execution of any document, so long as such successor or resulting bank meets the requirements of a successor escrow agent hereunder.

11.
Termination. This Agreement shall terminate and the Escrow Agent shall have no further obligation with respect to this Agreement after the distribution of all Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) as contemplated by this Agreement or on the written consent of all the parties to this Agreement.

12.
Notice. Any notices or instructions, or both, to be given under this Agreement shall be validly given if set forth in writing and mailed by certified mail, return receipt requested, or by facsimile with confirmation of receipt (originals to be followed in the mail), or by a nationally recognized overnight courier, as follows:

If to the Escrow Agent:

National City Bank
c/o Allegiant Institutional Services
200 Public Square, 5th Floor
Cleveland, Ohio 44114

Attention: Dawn DeWerth

Phone: (216) 222-9225
Facsimile: (216) 222-7545

If to the Managing General Partner:

Atlas Resources, LLC
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
P.O. Box 611
Moon Township, Pennsylvania 15108

Attention: Karen A. Black

Phone: (412) 262-2830
Facsimile: (412) 262-7430

If to Anthem:

Anthem Securities, Inc.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
P.O. Box 926
Moon Township, Pennsylvania 15108

Attention: Justin T. Atkinson

Phone: (412) 262-1680
Facsimile: (412) 262-7430

Any party may designate any other address to which notices and instructions shall be sent by notice duly given in accordance with this Agreement.

Notices shall not be deemed to be received by the Escrow Agent until actual receipt thereof.

13.	Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b)	This Agreement shall be binding on and shall inure to the benefit of the undersigned and their respective successors and assigns.

(c)	This Agreement may be executed in multiple copies, each executed copy to serve as an original.

Any reference to “Dollars” or “$” is a reference to lawful money of the United States of America and all deposits and payments made hereunder or pursuant to the terms hereof shall be in U.S. dollars.

14.
Acknowledgements. The parties hereto and subscribers acknowledge Escrow Agent has not reviewed and is not making any recommendations with respect to the securities offered. During the escrow period, the proceeds from the offering are not subject to claims by creditors, by the Partnership, the Partnership’s affiliates, the escrow agent, or by the selling agents until the proceeds have been released to the Partnership pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

NATIONAL CITY BANK As Escrow Agent

By:
Dawn DeWerth, Administrator

ATLAS RESOURCES, LLC A Pennsylvania limited liability company

By:
Karen A. Black, Vice President - Partnership Administration

ANTHEM SECURITIES, INC. A Pennsylvania corporation

By:
Justin T. Atkinson, President

ATLAS RESOURCES PUBLIC #17-2008(B) L.P.

By:	ATLAS RESOURCES, LLC Managing General Partner

By:
Karen A. Black, Vice President - Partnership Administration

APPENDIX I TO ESCROW AGREEMENT

Compensation for Services of Escrow Agent

REVIEW AND ACCEPTANCE FEE:	$ waived

For providing initial review of the Escrow Agreement and all supporting documents and for initial services associated with establishing the Escrow Account. This is a one (1) time fee payable upon the opening of the account.

I.	Annual Administrative Fee Payable in Advance	$3,000.00
(or any portion thereof)

II.	Remittance of checks returned to subscribers	20.00
(set out in section 6 of the governing agreement)

III.	Wire transfers	n/a

IV.
Bank Account Fees for investment of amounts in the accounts that the Managing General Partner directs the Escrow Agent to open under the Agreement (checking or savings accounts, or certificates of deposit offered by any National City Bank).

EXTRAORDINARY SERVICES:

For any services other than those covered by the aforementioned, a special per hour charge will be made commensurate with the character of the service, time required and responsibility involved. Such services include but are not limited to excessive administrative time, attendance at closings, specialized reports, and record keeping, unusual certifications, etc.

FEE SCHEDULE IS SUBJECT TO ANNUAL REVIEW AND/OR ADJUSTMENT UPON AMENDMENT THERETO.